Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Christine E. Reel
713.419.1236

MITCHAM INDUSTRIES REPORTS STRONG FIRST QUARTER

HUNTSVILLE, Texas — June 13, 2005 — Mitcham Industries, Inc. (NASDAQ: MIND) today reported net income of $2.1 million, or $0.22 per diluted share, on revenues of $7.6 million for its first quarter ended April 30, 2005. This compares with net income of $1.4 million, or $0.15 per diluted share, on revenues of $8.2 million in last year’s first quarter. The Company said that its results are primarily related to the strength of its global leasing operations and the importance of leasing as a cost-effective solution for capital-efficient contractor operations.

“Short-term leasing is clearly a compelling alternative for seismic contractors as they expand operations to meet heightened exploration activity,” said Billy F. Mitcham, Jr., Mitcham Industries’ President & CEO. “Mitcham Industries is now entering our traditionally slower summer season, but we continue to see strong lease activity domestically and internationally as contractors seek to expand their operations profitably.”

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.

M O R E

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)
(Unaudited)

	Three Months
	Ended April 30,
	2005	2004
Revenues:
Equipment leasing	$6,196	$5,401
Equipment sales	1,442	2,805

Total revenues	7,638	8,206

Cost and expenses:
Direct costs — seismic leasing	597	689
Cost of equipment sales	692	1,551
General and administrative	1,874	1,837
Provision for doubtful accounts	79	—
Depreciation and amortization	2,177	2,707

Total costs and expenses	5,419	6,784

Operating income (loss):	2,219	1,422
Other income (expense) — net	85	(52)

Income before income taxes	2,304	1,370
Provision for income taxes	162	—

Net income	$2,142	$1,370

Net income per common share:
Basic	$0.24	$0.16
Diluted	$0.22	$0.15

Shares used in computing net income per common share:
Basic	8,976,000	8,800,000
Dilutive effect of common stock equivalents	612,000	381,000

Diluted	9,588,000	9,181,000

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	April 30,	January 31,
	2005	2005
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$12,229	$13,138
Accounts receivable, net of allowance for doubtful accounts of $845 and $723	5,860	6,021
Current portion of notes receivable, net of allowance for doubtful notes of $243 and $286	980	1,192
Prepaid expenses and other current assets	797	705
Current assets of discontinued operations	432	393

Total current assets	20,298	21,449
Seismic equipment lease pool, property and equipment	74,204	74,792
Accumulated depreciation of seismic equipment lease pool, property and equipment	(55,752)	(55,067)
Long-term assets of discontinued operations	145	216
Notes receivable	41	—
Other assets	2	5

Total assets	$38,938	$41,395

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,299	$4,893
Current maturities — long-term debt	338	918
Deferred revenue	102	652
Income taxes payable	340	284
Wages payable	278	299
Accrued expenses and other current liabilities	697	458
Current liabilities of discontinued operations	7	14

Total current liabilities	3,061	7,518
Shareholders’ Equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 20,000,000 shares authorized; 9,909,732 and 9,893,732 shares issued, respectively	99	99
Additional paid-in capital	62,720	62,702
Treasury stock, at cost (915,000 shares)	(4,686)	(4,686)
Deferred compensation	(58)	(94)
Accumulated deficit	(24,140)	(26,282)
Accumulated other comprehensive income (loss)	1,942	2,138

Total shareholders’ equity	35,877	33,877

Total liabilities and shareholders’ equity	$38,938	$41,395

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